Exhibit 10

BADGER METER, INC.

AMENDED AND RESTATED

EXECUTIVE SUPPLEMENTAL PLAN

(Originally amended and restated effective January 1, 2008
for deferrals occurring on and after January 1, 2005, and
as further amended and restated effective August 6, 2020)

TABLE OF CONTENTS

  Page

Section 1.Establishment, Purposes, Administration and Interpretation of the Plan.2

Section 2.Eligible Executives.2

Section 3.[Intentionally Omitted.]3

Section 4.Supplemental Retirement Benefits Under the Plan.3

Section 5.Payments.5

Section 6.Designation of Beneficiary; Payments to Beneficiary.7

Section 7.Non-Alienation of Payments.7

Section 8.Incompetency.8

Section 9.Tax Withholding.8

Section 10.Limitation of Rights Against the Company.8

Section 11.Applicable Laws.9

Section 12.Gender and Number.9

Section 13.Liability.9

Section 14.Amendment or Termination of the Plan.9

Section 15.Claims Appeal Procedure9

i

BADGER METER, INC.

AMENDED AND RESTATED

EXECUTIVE SUPPLEMENTAL PLAN

Section 1.Establishment, Purposes, Administration and Interpretation of the Plan.

1.1Badger Meter, Inc.  (hereinafter called “Company”) originally established this plan, known as the Badger Meter, Inc. Amended and Restated Executive Supplemental Plan (the “Plan”), effective as of January 1, 1997.  The Plan was previously amended and restated effective as of January 1, 2008, for compensation deferrals occurring after 2004.  Deferrals occurring prior to 2005 are controlled by the terms of the Plan as in effect in 2004. The Plan was most recently amended and restated effective as of August 6, 2020 to reflect the “freeze” and termination of the Badger Meter Pension Plan (the “Pension Plan”) and to incorporate terms of the arrangement applicable to deferrals related to the Badger Meter Employee Savings and Stock Ownership Plan (the “ESSOP”).

1.2The Plan was established to provide supplemental benefits to certain of the Company’s highly-compensated and management employees, replacing benefits the Company could not provide to such employees under the Pension Plan and/or the ESSOP, each a “qualified” plan maintained by the Company under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), due to compensation limits imposed on those plans by the Code.

1.3The Plan shall be administered by the Plan Administration Committee (hereinafter called “Administration Committee”).  The Administration Committee shall have all such powers that may be necessary to carry out the provisions of the Plan, including, without reservation, the power to delegate administrative matters to other persons and to construe and interpret the Plan at any time or on any matter in the absence of any action by the Board of Directors of the Company (the “Board”).  Subject to the foregoing, all decisions and determinations by the Administration Committee shall be final, binding and conclusive as to all parties – including the Company, any personnel participating hereunder, and all other employees and persons.

Section 2.Eligible Executives.

2.1The Administration Committee shall, in its sole discretion, determine whether a Company employee is eligible (pursuant to Section 2.2) to participate in the Plan.  The Administration Committee shall inform an employee determined to be eligible to participate in the Plan (an “Executive”) that he or she has been selected to participate in the Plan.

2.2An employee of the Company may be eligible to participate in this Plan if he or she is a highly-compensated or management employee:

(a)whose benefits under the Pension Plan for any particular calendar year were limited by reason of certain restrictions imposed on the Pension Plan by the Code and who was a Participant in this Plan prior to the Company’s August 31, 2017 termination of the Pension Plan; or

(b)whose benefits under the ESSOP with respect to a particular calendar year are limited by reason of (i) the applicable compensation limit contained in Code Section 401(a)(17), or (ii) the maximum benefit limitation of Code Section 415 for such calendar year, or (iii) because the Executive’s “Compensation,” as defined by the ESSOP, was reduced because the employee made deferrals to the Badger Meter, Inc. Amended and Restated Badger Meter, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”).

Section 3. [Intentionally Omitted.]

Section 4.Supplemental Retirement Benefits Under the Plan.

4.1Supplemental Retirement Benefits.

(a)Pension Plan-Related Benefits.  Upon an Executive’s termination from the Company’s employ under circumstances where he would have been entitled to receive retirement benefits under the Pension Plan prior to its termination, and provided the Executive’s termination from the Company’s employ under such circumstances satisfies the requirements set forth of Section 5.2(c) of this Plan, such Executive shall be entitled to a benefit under this Plan in an amount equal to the difference, if any, between (i) the lump sum amount that would have been available under the Pension Plan prior to its termination, compared to (b) the lump sum amount the Pension Plan would have provided prior to its termination if there were no limit on the amount of compensation that could have been considered under the Pension Plan, and no limit on the maximum benefit amount.  The lump sum amount considered available to an Executive under the Pension Plan prior to its termination, for purposes of clauses (i) and (ii), above, shall in all cases be determined taking into account the limitations imposed on the Executive’s Pension Plan benefit as a result of amendments to the Pension Plan effective as of: (x) Midnight, December 31, 2010, freezing accruals under the Pension Plan for all participants other than those governed by Appendix D of the Pension Plan and except for the Tulsa Support Services, Engineering and Marketing Departments, and (y) Midnight, December 31, 2011, freezing all benefit accruals under Appendix D of the Pension Plan, and providing that a Pension Plan participant’s “Accrued Benefit” (as defined at such time under the Pension Plan) would not increase beyond the amount earned as of that date.  Notwithstanding the foregoing, the amount of the Executive’s Pension Plan-related benefit under this Plan determined with respect to the first calendar year in which he or she is eligible to participate in the Plan shall be calculated as if the Executive first began participating in the Pension Plan and in this Plan on the date on which the Administration Committee determined that the Executive was eligible to participate in this Plan, and any limits (prorated as necessary) on the amount of compensation considered under the Pension Plan or on the maximum benefit amount for such calendar year shall be imposed only on the amounts earned by the Executive after such date.  The Administration Committee may credit the Executive’s Account (as described in Section 4.1(c), below) with such amounts as the Administration Committee deems necessary to determine the Pension Plan-related benefits payable to the Executive under this Plan, as described in this Section 4.1(a).

(b)ESSOP-Related Benefits. With respect to each calendar year, to the extent an Executive’s “Compensation” for purposes of the ESSOP exceeds the applicable compensation limit contained in Code Section 401(a)(17) for such calendar year, the Executive’s Account (as described in Section 4.1(c), below) shall be credited with an amount equal to 7% of such excess.  In addition, if the Executive made contributions to the Deferred Compensation Plan during such calendar year that were not included in the Executive’s “Compensation” for purposes of the ESSOP, the Executive’s Account shall be credited with an amount equal to 7% of the Executive’s contributions to the Deferred Compensation Plan during such calendar year.  Notwithstanding the foregoing, the amount of the Executive’s ESSOP-related benefit under this Plan determined with respect to the first calendar year in which he or she is eligible to participate in the Plan shall be calculated as if the Executive first began participating in the ESSOP and in this Plan on the date on which the Administration Committee determined that the Executive was eligible to participate in this Plan, and any limits (prorated as necessary) on the amount of compensation considered under the ESSOP or on the maximum benefit amount for such calendar year shall be imposed only on the amounts earned by the Executive after such date.

(c)Executive Accounts.  The Administration Committee shall establish a book reserve account (“Account”) for each Executive.  The Account shall be credited with such amounts as the Administration Committee deems necessary to calculate the Pension Plan- and ESSOP-related benefits payable to the Executive as described in Sections 4.1(a) and 4.1(b).  The unpaid balance of an Executive’s Account shall be credited with interest at the same time and at the same rate as Pension Plan participants’ account balances are so credited.  As a result of the Pension Plan’s termination, effective August 31, 2017, the unpaid balance of an Executive’s Account shall be credited each year with an interest at a rate equal to the average of the interest rates used by the Pension Plan during the five-year period ending on December 31, 2016. The Executive’s Account balance, including any such interest, is hereinafter referred to as the Executive’s “Benefit.”

4.2  Special Supplemental Benefit.  This paragraph shall apply solely to the individual who is the Senior Vice-President of Administration as of November 1, 2008 (such individual, the “Designated Executive”).  The Designated Executive is entitled to an amount equal to 20% of his final monthly base salary, payable for a period of 120 months.  Payment of this amount shall commence on the first day of the 7th month following the Designated Executive’s Termination Date (as defined in Section 5.2(c)).  The first such payment will be equal in amount to 7 times the monthly amount, and payment of the monthly amount shall continue thereafter on the first of each month for each of the next 113 months.  Section 5 shall not apply to these payments, except for section 5.4.  Should the Designated Executive die before all payments are completed, the balance will be paid as scheduled to the Designated Executive’s Beneficiary, designated pursuant to Section 6.  This paragraph shall apply to amounts accrued both before and on and after January 1, 2005.  This Section 4.2 is retained for historical purposes, as all amounts payable to the Designated Executive under this Section 4.2 were distributed as required by this Section 4.2 prior to January 1, 2020.

Section 5.Payments.

5.1The Executive shall become entitled to receive the Benefit described in Section 4.1(c) upon his or her termination of active employment with the Company for any reason, provided such termination constitutes a “separation from service” from the Company within the meaning of Code Section 409A and satisfies the requirements set forth in Section 5.2(c), below.

5.2Form of Payment; Elections.

(a)In the absence of an effective election to the contrary, the Executive’s Benefit will be paid in a single lump sum on the first day of the 7th month following his or her Termination Date (as defined in Section 5.2(c)).  Notwithstanding the foregoing, effective for amounts credited to an Executive’s Account on or after August 6, 2020, the Executive’s Benefit will in all events be paid in a single lump sum on the first day of the 7th month following his or her Termination Date (as defined in Section 5.2(c)).

(b)The Executive may elect, subject to the requirements of Section 5.3, below, and subject to the approval of the Administration Committee, to have his or her Benefit paid in annual installments over not more than 5 years, with the first installment being paid on the first day of the 7th month following his or her Termination Date and remaining installments being paid over the remaining period as determined by the Administration Committee.  In addition, the Executive may elect, subject to the requirements set forth in Section 5.3, below, and subject to the approval of the Administration Committee, the form of payment of his or her Benefit hereunder to his or her designated Beneficiary, in the event of the Executive’s death before his or her entire Plan Benefit has been paid to him or her. Notwithstanding the foregoing, effective for amounts credited to an Executive’s Account on or after August 6, 2020, the Executive may not make any election with respect to the manner in which such portion of the Executive’s Benefit shall be payable.  Rather, such portion of the Executive’s Benefit will in all events be paid to the Executive in a single lump sum on the first day of the 7th month following the Executive’s Termination Date.

(c)For purposes of this Plan, the term “Termination Date” shall mean the date of the Executive’s “separation from service” from the Company within the meaning of Code Section 409A, subject to the following conditions:

(i)If the Executive takes a leave of absence from the Company for purposes of military leave, sick leave or other bona fide leave of absence, the Executive’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided by either by statute or by contract.  If the period of the leave exceeds six (6) months and the Executive’s right to reemployment is not provided by either statute or contract, the Executive’s Termination Date will be considered to be the first day of the seventh (7th) month of the leave of absence.

(ii)The Executive’s Termination Date will be deemed to have occurred on the date on which the level of bona fide services performed by the

Executive for the Company (whether as an employee or as an independent contractor) permanently decreases to a level equal to twenty percent (20%) or less of the average level of services performed by the Executive during the immediately preceding thirty-six (36)-month period (or the Executive’s actual period of service, if less).  The Executive will not be deemed to have terminated employment with the Company, and no Termination Date will be deemed to have occurred, if the Executive continues to provide bona fide services to the Company in any capacity (whether as an employee or an independent contractor) at a level that is greater than twenty percent (20%) of the average level of services performed by the Executive during the immediately preceding thirty-six (36)-month period (or the Executive’s actual period of service, if less).

5.3If the Executive wished to make an election as to the time and form of payment of the Benefit owed him under this Plan, as described in section 5.2, above, shall be filed in writing with the Administration Committee.  If, after initially being designated by the Administration Committee as eligible to participate in the Plan, the Executive elects to change the default form of payment of his or her Benefit from the approach set forth in Section 5.2(a) with respect to the first calendar year in which the Executive is eligible to participate in the Plan, the Executive’s election must be made within thirty (30) days of the date on which the Administration Committee determines that the Executive is eligible to participate in the Plan.  Such election shall apply only with respect to amounts earned by the Executive after such date.  If the Executive makes an initial election as to the time and form of payment of his or her Benefit under the Plan for any subsequent calendar year or changes a previously filed election, such election must be made prior to the beginning of that calendar year, and shall apply only with respect to amounts earned in calendar years following the date the changed election is filed with the Administration Committee.  Separate subaccounts of the Executive’s Account will be established as needed to identify amounts subject to different payment intervals.  Notwithstanding the foregoing, as described in Section 5.2(b), above, effective for amounts credited to an Executive’s Account on or after August 6, 2020, an Executive may not make any election with respect to the manner in which such portion of the Executive’s Benefit shall be payable.  Rather, such portion of the Executive’s Benefit will in all events be paid to the Executive in a single lump sum on the first day of the 7th month following the Executive’s Termination Date.

5.4Notwithstanding the provisions in this Section 5 and Section 6 below, in the event the Administration Committee determines that the Executive has experienced an “unforeseeable emergency” prior to or during the payout period, the Administration Committee may accelerate payment of all or a portion of the Executive’s Benefit to the Executive.  The term “unforeseeable emergency” for this purpose shall mean a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, or the Executive’s dependent (as defined in Code Section 152(a) without regard to Code Sections 152(b)(1), 152(b)(2), and 152(d)(1)(B)), loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.  An Executive’s need for funds in order to purchase a home or to pay college or university tuition shall not, however, constitute an “unforeseeable emergency.”  The amount that may be distributed to the Executive with respect to an unforeseeable emergency may not exceed the amount necessary to satisfy such emergency, plus the amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Executive’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship to the Executive).

Section 6.Designation of Beneficiary; Payments to Beneficiary.

(a)The Executive may designate a beneficiary or beneficiaries (collectively, the Executive’s “Beneficiary”) to receive any portion of his or her Benefit which remains unpaid at his or her death, and to specify the manner in which such amounts shall be paid to his or her Beneficiary (in accordance with the options available under Section 5.2 hereof).  Notwithstanding the foregoing, effective for amounts credited to an Executive’s Account on or after August 6, 2020, an Executive may not make any election with respect to the manner in which such portion of the Executive’s Benefit shall be payable to the Executive’s Beneficiary.  Rather, such portion of the Executive’s Benefit will in all events be paid to the Executive’s Beneficiary in a single lump sum.  Such Beneficiary designation shall be effected by filing written notification with the Administration Committee in the form prescribed by it and may be changed from time to time by the Executive by similar action.

(b)If the Executive does not make a Beneficiary designation, or if his or her designated Beneficiary pre-deceases the Executive and the Executive does not make a new Beneficiary designation, any unpaid portion of the Executive’s Benefit shall be paid to the individual designated as the Executive’s beneficiary for purposes of the ESSOP, or if none, to his or her estate, in a single lump sum payment not later than thirty (30) days after the date of the Executive’s death.  If the Executive has designated a Beneficiary, then upon the Executive’s death, the unpaid portion of the Executive’s Benefit shall be paid to the Executive’s Beneficiary in the form selected by the Executive as described in Section 5.3, above.  Such payment or payments shall be made, or commence to be made, not later than thirty (30) days after the date of the Executive’s death.  Notwithstanding the foregoing, effective for amounts credited to an Executive’s Account on or after August 6, 2020, an Executive may not make any election with respect to the manner in which such portion of the Executive’s Benefit shall be payable to the Executive’s designated Beneficiary.  Rather, such portion of the Executive’s Benefit will in all events be paid to the Executive’s Beneficiary in a single lump sum.  In addition, if, with respect to amounts credited to the Executive’s Account prior to August 6, 2020, the Executive has not made an election as to the manner in which his or her Benefit shall be paid to his or her or her Beneficiary, the unpaid portion of the Executive’s Benefit shall be paid to his or her Beneficiary in a single lump sum payment not later than thirty (30) days after the date of the Executive’s death.

Section 7.Non-Alienation of Payments.

Any amount payable to an Executive hereunder shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind, by will, or by inter vivos instrument.  Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such payment, whether presently or thereafter payable, shall not be recognized by the Administration Committee or the Company.  Any payment due hereunder shall not in any manner be liable for or subject to the debts or liabilities of the Executive.  If the Executive shall attempt to alienate, sell, transfer, assign, pledge or otherwise encumber his or her Benefit under the Plan or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time, his or her Benefit would devolve upon anyone else or would not be enjoyed by the Executive, then the Administration Committee, in its discretion, may terminate the Executive’s interest in any such Benefit, and hold or apply it to or for the benefit of the Executive, his or her spouse, children, or other dependents, or any of them, in such manner as the Administration Committee may deem proper.

Section 8.Incompetency.

Every person receiving or claiming payments under this Plan shall be conclusively presumed to be mentally competent until the date on which the Administration Committee receives a written notice, in form and manner acceptable to the Administration Committee, that such person is incompetent and that a guardian, conservator, or other person legally vested with the care of his or her estate has been appointed.  In the event a guardian or conservator of the estate of any person receiving or claiming payments under this Plan shall be appointed by a court of competent jurisdiction, payments may be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Administration Committee.  Any such payment so made shall be a complete discharge of any liability therefor.

Section 9.Tax Withholding.

The Company shall have the right to deduct from all payments made from the Plan, or from any other amount owed to the Executive or his or her Beneficiary, any Federal, state, or local income or payroll taxes (including all taxes required under the Federal Insurance Contributions Act) that the Company determines required by law to be withheld with respect to such payments.  If the amount so withheld by the Company is insufficient for such purpose, then the Company may require the Executive or his or her Beneficiary to pay to the Company, upon its demand, or otherwise make arrangements satisfactory to the Company for payment of, such amount as may be requested by the Company in order to satisfy the Company’s obligation to withhold any such taxes.

Section 10.Limitation of Rights Against the Company.

Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to the Executive any right to be retained in the service of the Company, limiting in any way the right of the Company to terminate the Executive’s employment at any time, evidencing any agreement or understanding, express or implied, that the Company will employ the Executive in any particular position or at any particular rate of compensation and/or guaranteeing the Executive any right to receive a salary increase and/or incentive bonus in any calendar year, such increase and/or bonus being granted only at the sole discretion of the Board or its delegate for such purposes.

Section 11.Applicable Laws.

The Plan shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin, except to the extent such law is preempted by the Employee Retirement Income Security Act of 1974.

Section 12.Gender and Number.

Except as otherwise indicated by context, any masculine terminology used herein also shall include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Section 13.Liability.

Neither the Company nor any officer or director of the Company or any member of the Administration Committee or any other person shall be liable for any act or failure to act hereunder, except for gross negligence or fraud.

Section 14.Amendment or Termination of the Plan.

14.1The Board reserves the right to amend, modify, terminate, or discontinue the Plan or its application to any Executive at any time; provided, however, no such action shall deprive the Executive of any Benefit accrued hereunder to that date, based upon the Executive’s service and compensation as of that date, without the consent of the Executive, if living, or his or her Beneficiary, if the Executive is not living.  Likewise, the Company may not, without the consent of the affected Executive or his or her Beneficiary, terminate the Plan or amend it in any manner that would cause the imposition of additional tax on the Executive or his or her Beneficiary under Code Section 409A.

Section 15.Claims Appeal Procedure

15.1In the event an Executive disagrees with the determination of the Administration Committee regarding the Executive’s right to benefits hereunder, the Executive must submit his or her written request for reconsideration to the Administration Committee setting forth the basis for his or her disagreement.  The Administration Committee shall review the claim and provide a written response within 60 days after receipt of the claim, although the Administration Committee may extend this period to 120 days by notice to the Executive within the initial 60-day period.

15.2If the Executive disagrees with the Administration Committee’s determination on review, the Executive may file a written objection within 60 days from the date of the Administration Committee’s written response requesting review by the Board.  The Board’s decision will be transmitted to the Executive within 60 days of receipt of the written objections, although the Board may extend this period to 120 days by written notice to the Executive within the initial 60-day period.  The Board’s decision on appeal shall be final and binding on all parties.

BADGER METER.  INC.

AMENDED AND restated
EXECUTIVE SUPPLEMENTAL PLAN

BENEFICIARY DESIGNATION FORM

I hereby designate as my beneficiary or beneficiaries pursuant to Section 6 of the Plan:

I reserve the right to revoke and/or change this designation after the filing of a new Beneficiary Designation Form delivered as provided under the terms and conditions of the Plan.

Date

Received by the Administration Committee for the Badger Meter, Inc. Amended and Restated and Executive Supplemental Plan on ________________, 20__.

By: